Exhibit 99.1

 CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
REPORTS RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2017

SECOND QUARTER
- Net revenues increased 4% at actual rates and 6% at constant rates to US$ 181.9 million -
- Operating income increased 16% at actual rates and 17% at constant rates to US$ 50.8 million -
- OIBDA increased 14% at actual rates and 15% at constant rates to US$ 61.2 million -

SIX MONTHS
- Net revenues increased 4% at actual rates and 7% at constant rates to US$ 316.9 million -
- Operating income increased 22% at actual rates and 25% at constant rates to US$ 63.1 million -
- OIBDA increased 18% at actual rates and 20% at constant rates to US$ 83.3 million -

HAMILTON, BERMUDA, July 25, 2017 - Central European Media Enterprises Ltd. (“CME” or the “Company”) (NASDAQ/Prague Stock Exchange - CETV) today announced financial results for the three and six months ended June 30, 2017.

Operational and financial highlights:

•	TV advertising markets across our six countries increased an estimated 6% overall at constant rates in the first six months of 2017.

•
Our TV advertising revenues increased 2% at actual rates and 4% at constant rates in the first half of 2017, which reflected significant growth of demand in Romania, as well as higher levels of spending in the Czech Republic and Slovenia.

•
Carriage fees and subscription revenues increased 20% at actual rates and 23% at constant rates in the first half of 2017 due to additional carriage fees generated in Slovakia and Slovenia following our exit from DTT, as well as growth in subscribers in other markets.

•
Costs charged in arriving at OIBDA were broadly flat at actual rates and increased 1% and 3% at constant rates in the three and six months ended June 30, 2017 as targeted investments in our programming line-up and higher bad debt charges were mostly offset by savings from transmission costs.

•	OIBDA increased 18% at actual rates and 20% at constant rates in the first half of 2017, resulting in OIBDA margin expansion of 300 basis points to 26% from 23% in the same period in 2016.

•	The increase in OIBDA improved operating income 22% at actual rates and 25% at constant rates in the first half of 2017.

•
Unlevered free cash flow for the six months ended June 30, 2017 increased 14%, reflecting higher cash collections, and net cash generated by continuing operating activities also included lower cash payments for interest and guarantee fees.

•
On July 9, 2017, we agreed to sell our operations in Croatia and Slovenia and plan to use proceeds of the sale, which is expected to close by year-end, to repay our 2018 term loan. This will significantly accelerate our plans to deleverage and reduce our current borrowing cost by 275 basis points to 4.5%, resulting in savings of more than US$ 30.0 million in annual interest costs in addition to US$ 30.0 million of savings from the March repricing transaction.

Michael Del Nin, Co-Chief Executive Officer, commented: "The first half of the year has been marked by important transactions and impressive financial performance, the combination of which positions us for a significant reduction in our leverage over the next 18 months. Following a successful sale of our operations in Croatia and Slovenia, we will have brought forward our deleveraging plans by a year and will be in a position to take full advantage of the automatic reductions in our borrowing costs. As a result, once we have achieved this, we should be able to pivot from our intense focus on debt reduction by 2019. While this will increase the options we have for capital allocation, our decisions will, as always, be driven by our determination to create shareholder value."

Christoph Mainusch, Co-Chief Executive Officer, added: "The successful spring season contributed to prime time audience share increasing in five countries in the first half of 2017, while operating margins improved, as additional investments in content were mostly offset by other savings. These investments in programming in highly competitive markets also support our initiatives to diversify revenues, and carriage fees and subscription revenue grew significantly in the first half of the year. We still expect carriage fees and subscription revenue from our four remaining operations going forward to increase double digits this year."

- Continued -

In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow, unlevered free cash flow and constant currency percentage movements. Please see “Non-GAAP Financial Measures” below for additional information, including definitions and reconciliations to US GAAP financial measures.

Consolidated results for the three months ended June 30, 2017 and June 30, 2016 were:

(US$ 000's, except per share data)	For the Three Months Ended June 30,
(unaudited)	2017	2016	% Actual		% Lfl (1)
Net revenues	$181,856	$175,206	3.8%		5.5%
Operating income	50,823	43,891	15.8%		17.2%
Operating margin	27.9%	25.1%	2.8	p.p.	2.7	p.p.
OIBDA	61,169	53,632	14.1%		15.4%
OIBDA margin	33.6%	30.6%	3.0	p.p.	2.8 p.p.
Net income / (loss) attributable to CME Ltd.	27,935	(141,317)	NM(2)		NM(2)
Net income / (loss) attributable to CME Ltd. per share - basic	0.10	(0.98)	NM(2)		NM(2)
Net income / (loss) attributable to CME Ltd. per share - diluted	$0.07	$(0.98)	NM(2)		NM(2)

Consolidated results for the six months ended June 30, 2017 and June 30, 2016 were:

(US$ 000's, except per share data)	For the Six Months Ended June 30,
(unaudited)	2017	2016	% Actual		% Lfl (1)
Net revenues	$316,858	$304,206	4.2%		6.6%
Operating income	63,091	51,654	22.1%		24.5%
Operating margin	19.9%	17.0%	2.9	p.p.	2.9	p.p.
OIBDA	83,305	70,740	17.8%		20.1%
OIBDA margin	26.3%	23.3%	3.0	p.p.	3.0 p.p.
Net income / (loss) attributable to CME Ltd.	16,870	(181,752)	NM(2)		NM(2)
Net income / (loss) attributable to CME Ltd. per share - basic	0.05	(1.29)	NM(2)		NM(2)
Net income / (loss) attributable to CME Ltd. per share - diluted	$0.04	$(1.29)	NM(2)		NM(2)

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Teleconference and Audio Webcast Details

CME will host a teleconference and audio webcast to discuss its second quarter results on Tuesday, July 25, 2017 at 9 a.m. New York time (2 p.m. London and 3 p.m. Prague time). The audio webcast and teleconference will refer to presentation slides which will be available on CME's website at www.cme.net prior to the call.

To access the teleconference, U.S. and international callers may dial +1-646-254-3370 ten minutes prior to the start time and reference passcode 8513742. The conference call will also be audio webcasted via www.cme.net. It can be heard on iPads, iPhones and a range of devices supporting Android and Windows operating systems.

A digital audio replay of the webcast will be available for two weeks following the call at www.cme.net.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements.

Important factors that contribute to such risks include, but are not limited to, those factors set forth under "Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2017 as well as the following: the expected timing of the closing of the sale of our operations in Croatia and Slovenia and the application of proceeds from it; the effect of global economic uncertainty and Eurozone instability in our markets and the extent, timing and duration of any recovery; levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the extent to which our liquidity constraints and debt service obligations restrict our business; our exposure to additional tax liabilities as well as liabilities resulting from regulatory or legal proceedings initiated against us; our ability to refinance our existing indebtedness; our success in continuing our initiatives to diversify and enhance our revenue streams; our ability to make cost-effective investments in our television businesses, including investments in programming; our ability to develop and acquire necessary programming and attract audiences; and changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations.

The foregoing review of important factors should not be construed as exhaustive. For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" and “Forward-looking Statements” sections in CME's Quarterly Report on Form 10-Q for the period ended June 30, 2017. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended June 30, 2017, which was filed with the Securities and Exchange Commission on July 25, 2017.

We make available free of charge on our website at www.cme.net our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Please note that we may announce material information using SEC filings, press releases, public conference calls, webcasts and posts to the Investors section of our website, www.cme.net. In the future, we will continue to use these channels to communicate important information about CME and our operations. Information that we post on our website could be deemed material. Therefore, we encourage investors, the media, our customers and others interested in CME to review the information we post at www.cme.net.

CME is a media and entertainment company operating leading businesses in six Central and Eastern European markets with an aggregate population of approximately 50 million people. CME currently broadcasts 36 television channels in Bulgaria (bTV, bTV Cinema, bTV Comedy, bTV Action, bTV Lady and Ring.bg), Croatia (Nova TV, Doma, Nova World and MiniTV), the Czech Republic (Nova, Nova 2, Nova Cinema, Nova Sport 1, Nova Sport 2, Nova International, Nova Action and Nova Gold), Romania (PRO TV, PRO TV International, Acasa, Acasa Gold, PRO Cinema, Sport.ro, MTV Romania, PRO TV Chisinau and Acasa in Moldova), the Slovak Republic (TV Markíza, Markíza International, Doma and Dajto), and Slovenia (POP TV, Kanal A, Brio, Oto and Kino). CME is traded on the NASDAQ Global Select Market and the Prague Stock Exchange under the ticker symbol “CETV”.

###

For additional information, please visit www.cme.net or contact:

Mark Kobal
Head of Investor Relations
Central European Media Enterprises
+420 242 465 576
mark.kobal@cme.net

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Three Months Ended June 30,
	2017	2016
Net revenues	$181,856	$175,206
Operating expenses:
Content costs	76,709	77,282
Other operating costs	15,395	17,939
Depreciation of property, plant and equipment	8,293	7,627
Amortization of broadcast licenses and other intangibles	2,053	2,114
Cost of revenues	102,450	104,962
Selling, general and administrative expenses	28,583	26,353
Operating income	50,823	43,891
Interest expense	(21,973)	(29,545)
Loss on extinguishment of debt	—	(150,158)
Non-operating income / (expense), net	7,141	(167)
Income / (loss) before tax	35,991	(135,979)
Provision for income taxes	(8,193)	(5,270)
Net income / (loss)	27,798	(141,249)
Net loss / (income) attributable to noncontrolling interests	137	(68)
Net income / (loss) attributable to CME Ltd.	$27,935	$(141,317)

PER SHARE DATA:
Net loss per share:
Net income / (loss) attributable to CME Ltd. - basic	$0.10	$(0.98)
Net income / (loss) attributable to CME Ltd. - diluted	$0.07	$(0.98)

Weighted average common shares used in computing per share amounts (000's):
Basic	155,738	149,083
Diluted	235,952	149,083

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(US$ 000's, except per share data)
(unaudited)

	For the Six Months Ended June 30,
	2017	2016
Net revenues	$316,858	$304,206
Operating expenses:
Content costs	150,111	149,260
Other operating costs	29,951	34,393
Depreciation of property, plant and equipment	16,052	14,912
Amortization of broadcast licenses and other intangibles	4,162	4,174
Cost of revenues	200,276	202,739
Selling, general and administrative expenses	53,491	49,813
Operating income	63,091	51,654
Interest expense	(45,728)	(78,699)
Loss on extinguishment of debt	—	(150,158)
Non-operating income, net	9,466	1,249
Income / (loss) before tax	26,829	(175,954)
Provision for income taxes	(10,305)	(5,989)
Net income / (loss)	16,524	(181,943)
Net loss attributable to noncontrolling interests	346	191
Net income / (loss) attributable to CME Ltd.	$16,870	$(181,752)

PER SHARE DATA:
Net loss per share:
Net income / (loss) attributable to CME Ltd. - basic	$0.05	$(1.29)
Net income / (loss) attributable to CME Ltd. - diluted	$0.04	$(1.29)

Weighted average common shares used in computing per share amounts (000's):
Basic	155,269	148,080
Diluted	230,872	148,080

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(US$ 000's)
(unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Cash and cash equivalents	$95,359	$43,459
Other current assets	307,651	296,961
Total current assets	403,010	340,420
Property, plant and equipment, net	115,982	109,089
Goodwill and other intangible assets, net	1,017,878	919,765
Other non-current assets	21,516	21,443
Total assets	$1,558,386	$1,390,717

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$150,669	$160,981
Current portion of long-term debt and other financing arrangements	2,386	1,494
Other current liabilities	29,117	9,089
Total current liabilities	182,172	171,564
Long-term debt and other financing arrangements	1,087,992	1,002,028
Other non-current liabilities	87,103	68,758
Total liabilities	$1,357,267	$1,242,350

Series B Convertible Redeemable Preferred Stock	$259,661	$254,899

EQUITY
Common Stock	$11,583	$11,476
Additional paid-in capital	1,907,409	1,910,244
Accumulated deficit	(1,768,666)	(1,785,536)
Accumulated other comprehensive loss	(209,249)	(243,988)
Total CME Ltd. shareholders' deficit	(58,923)	(107,804)
Noncontrolling interests	381	1,272
Total deficit	(58,542)	(106,532)
Total liabilities and equity	$1,558,386	$1,390,717

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(US$ 000's)
(unaudited)

	For the Six Months Ended June 30,
	2017	2016
Net cash generated from continuing operating activities	$56,770	$17,549
Net cash used in continuing investing activities	(14,581)	(11,255)
Net cash provided by / (used in) continuing financing activities	1,897	(23,970)
Net cash provided by discontinued operations	1,045	705
Impact of exchange rate fluctuations on cash and cash equivalents	6,769	1,734
Net increase / (decrease) in cash and cash equivalents	$51,900	$(15,237)

Supplemental disclosure of cash flow information:
Cash paid for interest (including mandatory cash-pay guarantee fees)	$21,173	$35,712
Cash paid for guarantee fees that may be paid in kind	7,078	20,000
Cash paid for income taxes, net of refunds	$7,512	$172

Supplemental disclosure of non-cash financing activities:
Interest and related guarantee fees paid in kind	$15,606	$22,257
Accretion on Series B Convertible Redeemable Preferred Stock	$4,762	$8,950

Segment Data
We manage our business on a geographical basis, with six reporting segments: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. These segments reflect how CME Ltd.’s operating performance is evaluated by our chief operating decision makers, who we have identified as our co-Chief Executive Officers, how operations are managed by segment managers, and the structure of our internal financial reporting.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Intersegment revenues and profits have been eliminated in consolidation.
Below are tables showing our net revenues and OIBDA by segment for the three and six months ended June 30, 2017 and June 30, 2016:

(US$ 000's)	For the Three Months Ended June 30,
(unaudited)	2017	2016	% Actual	% Lfl (1)
Net revenues
Bulgaria	$20,774	$20,455	1.6%	3.5%
Croatia	16,521	16,559	(0.2)%	0.7%
Czech Republic	53,371	50,919	4.8%	5.0%
Romania	48,570	48,929	(0.7)%	2.3%
Slovak Republic	24,624	22,540	9.2%	11.3%
Slovenia	18,453	16,116	14.5%	16.7%
Intersegment revenues	(457)	(312)	NM (2)	NM (2)
Total net revenues	$181,856	$175,206	3.8%	5.5%

(US$ 000's)	For the Six Months Ended June 30,
(unaudited)	2017	2016	% Actual	% Lfl (1)
Net revenues
Bulgaria	$36,079	$36,314	(0.6)%	1.8%
Croatia	27,589	28,204	(2.2)%	(1.0)%
Czech Republic	92,845	89,527	3.7%	5.2%
Romania	87,514	81,299	7.6%	11.3%
Slovak Republic	42,964	41,602	3.3%	5.9%
Slovenia	30,670	27,769	10.4%	13.2%
Intersegment revenues	(803)	(509)	NM (2)	NM (2)
Total net revenues	$316,858	$304,206	4.2%	6.6%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

(US$ 000's)	For the Three Months Ended June 30,
(unaudited)	2017	2016	% Act	% Lfl (1)
OIBDA
Bulgaria	$3,079	$5,954	(48.3)%	(47.5)%
Croatia	5,171	4,501	14.9%	15.5%
Czech Republic	25,553	23,099	10.6%	10.1%
Romania	22,268	22,962	(3.0)%	(0.3)%
Slovak Republic	7,522	3,158	138.2%	140.9%
Slovenia	4,386	1,624	170.1%	164.2%
Elimination	39	(62)	NM (2)	NM (2)
Total Operating Segments	68,018	61,236	11.1%	12.3%
Central	(6,849)	(7,604)	9.9%	9.0%
Total OIBDA	$61,169	$53,632	14.1%	15.4%

(US$ 000's)	For the Six Months Ended June 30,
(unaudited)	2017	2016	% Act	% Lfl (1)
OIBDA
Bulgaria	$4,436	$7,023	(36.8)%	(35.7)%
Croatia	6,257	5,902	6.0%	6.9%
Czech Republic	36,512	33,173	10.1%	10.9%
Romania	36,954	32,424	14.0%	17.7%
Slovak Republic	8,395	5,551	51.2%	54.7%
Slovenia	4,389	916	NM (2)	NM (2)
Elimination	41	(68)	NM (2)	NM (2)
Total Operating Segments	96,984	84,921	14.2%	16.4%
Central	(13,679)	(14,181)	3.5%	2.0%
Total OIBDA	$83,305	$70,740	17.8%	20.1%

(1) % Lfl (like-for-like) variance reflects the impact of applying the current period average exchange rates to the prior period revenues and costs.
(2) Number is not meaningful.

Non-GAAP Financial Measures
In this release we refer to several non-GAAP financial measures, including OIBDA, OIBDA margin, free cash flow and unlevered free cash flow. We believe that each of these metrics is useful to investors for the reasons outlined below. Non-GAAP financial measures may not be comparable to similar measures reported by other companies. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, US GAAP financial measures.
We evaluate our consolidated results and the performance of our segments based on net revenues and OIBDA. We believe OIBDA is useful to investors because it provides a meaningful representation of our performance, as it excludes certain items that do not impact either our cash flows or the operating results of our operations. OIBDA and unlevered free cash flow are also used as components in determining management bonuses.
OIBDA includes amortization and impairment of program rights and is calculated as operating income / loss before depreciation, amortization of intangible assets and impairments of assets and certain unusual or infrequent items that are not considered by our co-Chief Executive Officers when evaluating our performance. Stock-based compensation and certain other items are not allocated to our segments for purposes of evaluating their performance and therefore are not included in their respective OIBDA. Our key performance measure of the efficiency of our consolidated operations and our segments is OIBDA margin. We define OIBDA margin as the ratio of OIBDA to net revenues.
Following a refinancing transaction in March 2017, the amount of interest and related Guarantee Fees on our outstanding indebtedness that must be paid in cash has increased. In addition to this obligation to pay more interest and related Guarantee Fees in cash, we expect to use cash generated by the business to pay certain Guarantee Fees that are payable in kind. These cash payments are all reflected in free cash flow; accordingly we believe unlevered free cash flow, defined as free cash flow before cash payments for interest and Guarantee Fees, best illustrates the cash generated by our operations when comparing periods. We define free cash flow as net cash generated from continuing operating activities less purchases of property, plant and equipment, net of disposals of property, plant and equipment and excluding the cash impact of certain unusual or infrequent items that are not included in costs charged in arriving at OIBDA because they are not considered by our co-Chief Executive Officers when evaluating performance.
For additional information regarding our business segments, see Item 1, Note 18, "Segment Data" in our Form 10-Q.
While our reporting currency is the dollar, our consolidated revenues and costs are divided across a range of European currencies and CME Ltd.’s function currency is the Euro. Given the significant movement of the currencies in the markets in which we operate against the dollar, we believe that it is useful to provide percentage movements based on actual percentage movements (“% Act”), which includes the effect of foreign exchange, as well as like-for-like percentage movements (“% Lfl”). The like-for-like percentage movement references reflect the impact of applying the current period average exchange rates to the prior period revenues and costs. Since the difference between like-for-like and actual percentage movements is solely the impact of movements in foreign exchange rates, our discussion in this release includes constant currency percentage movements in order to highlight those factors influencing operational performance. The incremental impact of foreign exchange rates is presented in the tables accompanying such analysis.

(US$ 000's)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(unaudited)	2017	2016	2017	2016
Operating income	$50,823	$43,891	$63,091	$51,654
Depreciation of property, plant and equipment	8,293	7,627	16,052	14,912
Amortization of intangible assets	2,053	2,114	4,162	4,174
Total OIBDA	$61,169	$53,632	$83,305	$70,740

(US$ 000's)	For the Six Months Ended June 30,
(unaudited)	2017	2016
Net cash generated from continuing operating activities	$56,770	$17,549
Capital expenditures, net of proceeds from disposals	(14,581)	(11,255)
Free cash flow	42,189	6,294
Cash paid for interest (including mandatory cash-pay guarantee fees)	21,173	35,712
Cash paid for guarantee fees that may be paid in kind	7,078	20,000
Unlevered free cash flow	$70,440	$62,006